UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

FNCB Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)

____________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FNCB BANCORP, INC.

102 East Drinker Street

Dunmore, Pennsylvania 18512

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

This year, in lieu of a physical meeting, FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”), will hold a virtual meeting. You are cordially invited to participate in the 2020 Annual Meeting of Shareholders to be held on Wednesday, May 13, 2020 at 2:00 P.M. Eastern Time. The meeting can be accessed via the Internet by visiting www.virtualshareholdermeeting.com/FNCB2020, where you will be able to listen to the meeting live, vote online and submit questions. There will be no physical location for shareholders to attend. The Annual Meeting of Shareholders will be held for the following purposes:

1.	Election of Directors. Election of four (4) directors to the Board of Directors for three-year terms expiring in 2023;

2.	Advisory Vote on Compensation. A non-binding vote regarding the compensation of FNCB’s named executive officers;

3.	Ratification of Auditors. Ratification of the appointment of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for the year ending December 31, 2020; and

4.	Other Business. Other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

The Board of Directors of FNCB set the close of business on April 3, 2020, as the Record Date for the annual meeting. This means that only FNCB shareholders of record at such date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, you are encouraged to promptly vote your shares by one of the following methods: (1) by telephone using the toll-free number provided in the instructions; (2) the Internet; or (3) the enclosed proxy in the postage paid envelope provided. If you plan to attend the annual meeting, and if you so choose, you may vote your shares in person at the meeting by following the steps described on the proxy card. If you hold shares through a broker, trust, bank or other nominee holder, please complete the voting instructions of that broker or custodian. Brokers may not vote your shares on the election of directors nor the advisory vote on the compensation of FNCB’s named executive officers, unless you provide your nominee with specific instructions as to how to vote your shares. Please vote your shares so your vote can be counted.

We urge you to read the enclosed proxy statement carefully so you will have information about the business to come before the meeting or any adjournment or postponement of the meeting. Please refer to the attached proxy statement and FNCB's 2019 Annual Report to Shareholders. You may obtain a copy of this Proxy Statement and FNCB's Annual Report on Form 10-K including the financial statements and exhibits for the 2019 fiscal year at no cost on our website at investors.fncb.com. Alternately, you may obtain a copy of FNCB's Annual Report on Form 10-K including the financial statements and exhibits for the 2019 fiscal year at no cost, upon written request to the Secretary of FNCB at FNCB Bancorp, Inc., 102 E. Drinker Street, Dunmore, PA 18512, Attention: Secretary.

By Order of the Board of Directors,

/s/ Louis A. DeNaples

Louis A. DeNaples, Chairman

Dunmore, Pennsylvania

April 13, 2020

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS

Who is entitled to vote?

Only those shareholders who held their shares of record as of the close of business on April 3, 2020, the Record Date, are entitled to vote. As of April 3, 2020, there were 20,174,250  shares of FNCB’s common stock outstanding and entitled to vote. Each of FNCB’s shareholders on the Record Date is entitled to one vote per share.

How do I vote?

If you are a shareholder of record as on April 3, 2020, you may vote your shares by using one of four methods: mail, via the Internet, telephone or online at the virtual meeting. (See instructions on the proxy card).

How does discretionary authority apply?

If you are a shareholder of record and vote by proxy but make no specification how to vote your shares on your proxy card that you have otherwise properly executed, the proxy holders will vote the shares represented by your proxy by voting FOR each of the proposals listed on the proxy card.

Is my vote confidential?

Yes. Only the Judge of Election, the proxy holders and the transfer agent will have access to your proxy. All comments will remain confidential unless you ask that your name be disclosed.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc., will tabulate the votes and a representative from American Election Services, LLC will act as Judge of Election.

What does it mean if I receive more than one proxy?

Your shares are probably registered in more than one name or are held in more than one account. We urge you to complete and return all proxies solicited by the Board of Directors of FNCB to ensure that all your shares are voted.

What constitutes a quorum?

As of April 3, 2020, 20,174,250 shares of common stock were outstanding and entitled to vote. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the annual meeting. If you vote by proxy or in person, you will be considered part of the quorum.

What percentage of stock do the directors and officers own?

As of April 3, 2020, the record date, approximately 16.03% of FNCB’s common stock was owned directly or indirectly by our directors and executive officers, or their affiliates, as a group. (See page 4 of the proxy statement for more details).

What are the solicitation expenses?

FNCB has retained Broadridge Financial Solutions, Inc, of Lake Success, New York to assist in the distribution of proxy materials and solicitation of votes, and a representative from American Election Services, LLC will act as the Judge of Election. The estimated fee to provide these services is $21,000 plus out-of-pocket expenses.

Who is the largest principal shareholder?

The largest principal shareholder of FNCB as of April 3, 2020 is Louis A. DeNaples. (See page 4 of the proxy statement for more details).

How many votes are needed to approve each proposal and what are the effects of abstentions or broker non-votes on the voting results?

Proposal Number	Item	Vote Required for Approval of Each Item	Abstentions*	Uninstructed Shares/Effect of Broker Non-votes	Signed but Unmarked Proxy Cards
1	Election of Directors	Plurality	No effect	Not voted/No effect	Voted “for”
2	Advisory Vote for Say-on-Pay	Majority of votes cast	No effect	Not voted/No effect	Voted “for”
3	Ratification of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for the year ending December 31, 2020	Majority of votes cast	No effect	Discretionary vote by Broker	Voted “for”

* Abstentions are included in determining whether a quorum is present.

FNCB Bancorp, Inc.

102 E. Drinker Street

Dunmore, PA 18512

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS,

to be held on May 13, 2020

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

This proxy statement is being furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of FNCB Bancorp, Inc. (“FNCB”), a Pennsylvania business corporation and registered bank holding company, to be voted at FNCB’s 2020 annual meeting of shareholders (“annual meeting”). The annual meeting will be held as a virtual meeting on Wednesday, May 13, 2020 at 2:00 P.M. Eastern Time. The meeting can be accessed via the Internet by visiting www.virtualshareholdermeeting.com/FNCB2020. All inquiries regarding the annual meeting should be directed to Joseph Coccia, Secretary of FNCB. This proxy statement and the enclosed form of proxy are first being sent to shareholders of FNCB on or about April 13, 2020.

Internet Availability of Proxy Materials

The proxy materials relating to the 2020 annual meeting and the 2019 Annual Report on Form 10-K are available free of charge on the Internet. Please go to http://investors.fncb.com to view and obtain the materials online.

Purpose of the Annual Meeting

 At the annual meeting, shareholders will be requested:

●	to elect four (4) directors to the Board of Directors for terms expiring in 2023 and until their successors are duly elected and qualified;

●	to hold an advisory vote on the compensation of FNCB’s named executive officers;

●	to ratify the appointment of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for the year ended December 31, 2020; and

●	to transact any other business properly presented at the annual meeting and any adjournment or postponement of the meeting.

We have not authorized anyone to provide you with information about FNCB; therefore, you should rely only on the information contained in this document or on documents to which we refer you. Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at FNCB after printing this proxy statement that might affect your decision or the value of your stock.

Record Date, Quorum and Voting Rights

FNCB’s Board has fixed April 3, 2020 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. On the Record Date, FNCB had 20,174,250  shares of common stock, par value $1.25 per share (the “common stock”), outstanding and entitled to vote, held by approximately 1,702 shareholders of record. FNCB’s common stock is the only authorized class of stock entitled to vote.

Under Pennsylvania law and FNCB’s bylaws, the presence of a quorum, consisting of the presence of shareholders entitled to cast, in person or by proxy at least a majority of the votes that all shareholders are entitled to cast on a particular matter at the meeting, is required to transact business at the annual meeting. The presence, in person or by proxy, of a majority of the shares of common stock entitled to vote at the annual meeting, constitutes a quorum for the transaction of business at the annual meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm for 2020.

Each holder of common stock is entitled to one vote, by submitting a ballot at the annual meeting or submitting a proxy in advance of the annual meeting, for each share of common stock held in his or her name in FNCB’s books as of the Record Date. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” In that case, you will have received these proxy materials from that organization holding your account and, as a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote the shares held in your account. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. If you hold your shares in “street name” through a broker, trust, bank or other nominee, your nominee holder may not be able to vote your shares on the proposal to elect directors and the advisory vote on the compensation of FNCB’s named executive officers, unless you provide specific instructions how to vote on those proposals.

Assuming the presence of a quorum, the four (4) nominees for director receiving the highest number of votes will be elected at the annual meeting. PROPOSAL 2, the advisory vote on the compensation of FNCB’s named executive officers requires the affirmative vote of a majority of the votes cast on such proposal. The vote on PROPOSAL 2 is nonbinding on FNCB, our Board of Directors and our Compensation Committee, but will be considered by our Board and Compensation Committee when making future compensation decisions for our executive officers. PROPOSAL 3, the ratification of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for 2020, and any other matters that may come before the annual meeting, will require the affirmative vote of a majority of the votes cast on the proposal to be approved. Any abstention or broker non-votes will not be counted as a vote cast on a proposal but will be counted in determining whether a quorum is present at the annual meeting.

Solicitation of Proxies and Voting

The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material regarding the annual meeting that FNCB sends to its shareholders will be paid by FNCB. In addition to solicitation by Broadridge Financial Solutions, Inc., the directors, officers and employees of FNCB and the Bank may solicit proxies from shareholders personally or by telephone, facsimile or other electronic means without additional compensation. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the common stock held of record by these persons, and upon their request, FNCB will reimburse them for their reasonable forwarding expenses.

If you are a shareholder of record as of April 3, 2020, you may vote your shares by using any of the following methods:

i.	Vote by Mail: Mark, sign and date your proxy card and return it in the postage-page envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ii.

Vote Via the Internet: Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2020, by visiting www.proxyvote.com and follow the onscreen instructions.  Have your control number from your proxy card in hand when you access the website and follow the instructions to obtain your records.

iii.

Vote by Telephone: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2020 by calling 1-800-690-6903.  Have your control number from your proxy card in hand when you call and then follow the instructions.

iv.

At the Virtual Meeting:  The meeting can be accessed by visiting www.virtualshareholdermeeting.com/FNCB2020, where you will be able to vote online, as well as listen to the meeting live and submit questions.  Have your control number from your proxy card in hand when you access the website and follow the instructions to obtain your records.

Shareholders of record can also vote at the meeting. Submitting your voting instructions by returning a proxy card or by voting over the telephone or over the Internet will not affect your right to attend the meeting and vote. The method by which you vote will in no way limit your right to vote at the annual meeting.

Please note that you may not vote shares held in street name at the annual meeting unless you obtain a legal proxy from that organization holding your account. If your shares are held in an account at another bank, brokerage firm, broker-dealer or other similar organization, these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Instructions for the Virtual Annual Meeting

This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. In light of the global pandemic, COVID-19, and other considerations, we have adopted a virtual format for the Annual Meeting to make participation accessible for shareholders from any geographic location with Internet connectivity. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all shareholders regardless of their location.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/FNCB2020 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. We encourage you to access the annual meeting before it begins. Online check-in will start shortly before the meeting, which will begin promptly at 2:00 P.M. Eastern Time on May 13, 2020. If you have difficulty accessing the meeting, please call  800-586-1548 (US) or 303-562-9288 (International).

Whether or not you participate in the virtual meeting, it is important that your shares be part of the voting process. You may log on to www.proxyvote.com and enter your 16-digit control number.  The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

This year’s shareholders question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/FNCB2020. We will post questions and answers if applicable to our business on our Investor Relations website shortly after the meeting.

Revocation of Proxies

A shareholder of record who returns a proxy may revoke the proxy prior to the time it is voted at the annual meeting in any one of the following ways:

●	by giving written notice of revocation to Joseph Coccia, Secretary of FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, Pennsylvania 18512; or

●	by executing a later-dated proxy and giving written notice to the Secretary of FNCB; or

●	by voting in person at the annual meeting.

Attendance by a shareholder at the annual meeting will not in and of itself constitute a revocation of the proxy.

PRINCIPAL BENEFICIAL OWNERS OF FNCB’S COMMON STOCK

Principal Owners

The following table sets forth, as of April 3, 2020, information about the number of shares held by persons FNCB knows to be the beneficial owners of more than 5.0% of FNCB’s outstanding common stock. As of April 3, 2020, FNCB has 20,174,250 shares of common stock outstanding and entitled to vote.

Name and Address	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock Beneficially Owned
Louis A. DeNaples 400 Mill Street Dunmore, PA 18512	1,847,093	9.16%

(1) All shares are owned individually or jointly with holder's spouse unless otherwise indicated. For additional details on the shares beneficially owned, see “Beneficial Ownership by Directors, Executive Officers and Nominees” on page 4.

Beneficial Ownership by Directors, Executive Officers and Nominees

The following table sets forth certain information concerning the number and percentage of whole shares of FNCB’s common stock beneficially owned by each of its directors and director nominees, its executive officers whose compensation is disclosed in this Proxy Statement, its principal shareholders who own more than 5.0% of FNCB’s common stock, and by its current directors and all executive officers as a group, as of April 3, 2020. The address of each of the beneficial owners identified is 102 E. Drinker Street, Dunmore, PA 18512. Except as otherwise indicated, each person included in this table owns his or her shares directly and possesses sole voting and sole investment power with respect to all such shares, none of which are pledged as security. Except as set forth under "Principal Owners" and below, FNCB knows of no other person or persons who beneficially owns more than 5.0% of FNCB’s common stock. Further, FNCB is not aware of any arrangement which at a subsequent date may result in a change of control of FNCB.

		Number
Name	Position	of Shares	Percentage (13)
William G. Bracey (1)	Director of FNCB and the Bank	134,070	*

Joseph Coccia (2)	Director, Secretary of FNCB and the Bank	199,825	*

Dominick L. DeNaples (3)	Director Emeritus, Former Director and Chairman of the Boards of FNCB and the Bank	84,039	*

Joseph L. DeNaples, Esquire (4)	Director of FNCB and the Bank	305,435	1.51%

Louis A. DeNaples (5)	Director, Chairman of the Boards of FNCB and the Bank	1,847,093	9.16%

Louis A. DeNaples, Jr., M.D. (6)	Director, Vice Chairman of FNCB and the Bank	262,698	1.30%

Vithaldhai D. Dhaduk, M.D. (7)	Director of FNCB and the Bank	107,471	*

Keith W. Eckel	Director of FNCB and the Bank	8,227	*

Kathleen McCarthy Lambert, CPA (8)	Director of FNCB and the Bank	7,410	*

Thomas J. Melone, CPA	Director of FNCB and the Bank	6,327	*

John P. Moses, Esquire (9)	Director of FNCB and the Bank	101,118	*

Gerard A. Champi (10)	Director, President and Chief Executive Officer of FNCB and the Bank, Former Chief Operating Officer of the Bank	52,474	*

James M. Bone, Jr., CPA (11)	Executive Vice President and Chief Financial Officer/Treasurer of FNCB and the Bank	31,299	*

Brian C. Mahlstedt (12)	Executive Vice President and Chief Lending Officer of the Bank	27,468	*

	All current directors and executive officers as a group (25 persons)(14)	3,237,030	16.03%

*Indicates ownership of less than 1%.

(1) Includes: 6,223 shares held individually by Mr. Bracey; and 127,847 shares held by a business which is 100.00% owned by Mr. Bracey.

(2) Includes: 12,924 shares held individually by Mr. Coccia; 9,075 shares held jointly with Mr. Coccia’s spouse; and 177,826 shares held by a family limited partnership.

(3) Includes: 5,621 shares held individually by Mr. DeNaples; 75,979 shares held jointly with Mr. DeNaples' spouse; and 2,439 shares held by a business in which he is a 33.33% owner with his brother, Louis A. DeNaples.

(4) Includes: 293,345 shares held individually by Mr. DeNaples; and 12,090 shares held jointly with Mr. DeNaples’ sibling.

(5) Includes: 1,823,264 shares held individually by Mr. DeNaples; 16,042 shares owned individually by his spouse; 5,348 shares owned jointly with Mr. DeNaples’ spouse; and 2,439 shares held by a business in which he is a 33.33% owner with his brother, Dominick L. DeNaples.

(6) Includes: 231,827 shares held individually by Dr. DeNaples, Jr.; 29,488 shares as custodian for Dr. DeNaples' children under the Uniform Transfer to Minors Act (“UTMA”); and 1,383 shares as custodian for Dr. DeNaples' nephew under UTMA.

(7) Includes: 44,851 shares held jointly by Dr. Dhaduk with his spouse, and 62,620 shares held individually by Dr. Dhaduk’s spouse.

(8) Includes: 4,910 shares held individually by Mrs. Lambert; and 2,500 shares owned jointly with Mrs. Lambert’s spouse.

(9) Includes: 4,629 shares held individually by Mr. Moses; and 96,489 shares owned jointly with Mr. Moses’ spouse.

(10) Includes: 11,011 shares held individually by Mr. Champi; 34,211 shares held jointly with Mr. Champi’s spouse; and 7,252 shares of restricted stock awarded under the LTIP that will vest on May 15, 2020.

(11) Includes: 3,008 shares held individually by Mr. Bone; 18,132 shares held jointly with Mr. Bone’s spouse; 278 shares held by Mr. Bone’s adult child who lives with Mr. Bone and is economically dependent upon Mr. Bone; 5,763 shares held jointly with Mr. Bone’s father and three of his siblings; 834 shares held individually by Mr. Bone’s spouse; and 3,284 shares of restricted stock awarded under the LTIP that will vest on May 15, 2020.

(12) Includes: 5,584 shares held individually by Mr. Mahlstedt; 18,925 shares held jointly with Mr. Mahlstedt’s spouse; and 2,959 shares of restricted stock awarded under the LTIP that will vest on May 15, 2020.

(13) Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act, and represent a percentage of the sum of 20,174,250 shares issued, outstanding and entitled to vote as of April 3, 2020 plus the number of shares of restricted stock for the individual that will vest on May 15, 2020. Certain shares beneficially owned by FNCB’s directors and executive officers may be held in accounts with third-party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(14) Includes 25,366 shares of restricted stock for the group that will vest on May 15, 2020.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, FNCB’s Board of Directors has nominated the four (4) individuals listed in the table below for election as directors at the Annual Meeting. If you elect the nominees listed below, they will hold office until the annual meeting of shareholders in 2023 or until their successors have been duly elected and qualified. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected.

Unless otherwise instructed, the proxy holders will vote the proxies received for the election of the four (4) nominees for Class A Director named below. If any nominee should become unavailable to serve as director for any reason, proxies will be voted in favor of a substitute nominee as designated by the Board of Directors. The Board of Directors currently believes that the nominees named will be able to serve if elected. Any vacancy on the Board of Directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the remaining members of the Board of Directors and each person so appointed will be a director until the expiration of the term of office of the class to which he or she was appointed. Assuming the presence of a quorum, the four (4) nominees for director below receiving the highest number of votes will be elected at the annual meeting.

Nominee	Term Expiration	Position Held
Gerard A. Champi	2023	Director
Louis A. DeNaples	2023	Director
Keith W. Eckel	2023	Director
Kathleen McCarthy Lambert, CPA	2023	Director

Cumulative voting rights do not exist with respect to the election of directors. Except as may otherwise be provided by statute or by the articles of incorporation, at every shareholders’ meeting, each shareholder entitled to vote has the right to one vote for each share of common stock owned on the record date fixed for the meeting. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected.

Board Recommendation

FNCB’s Board of Directors recommends that shareholders vote FOR the election for each of the nominees for director listed above.

INFORMATION ABOUT FNCB’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following section contains, as of April 3, 2020, certain information with respect to the nominees for directors for terms to expire in 2023, directors who will continue in office and executive officers who are not directors. You will find information about their share ownership on pages 4 and 5 of this Proxy Statement.

In accordance with Section 2.02 of FNCB’s bylaws, FNCB has a classified Board of Directors with staggered three-year terms of office. The Board is divided into three classes, with each class to be as nearly equal in number as possible. The terms of the separate classes expire in successive years. Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year. The Board of Directors is authorized to increase the number of directors that constitutes the whole Board of Directors provided that the total number of directors in each class remains relatively proportionate to the others.

Information as to Nominees for Class A Director Whose Terms Will Expire in 2023

Gerard A. Champi (Director of FNCB since 2016)

Mr. Gerard A. Champi, 59, was appointed to the offices of President and Chief Executive Officer and as a member of the Board of Directors of FNCB and the Bank on July 1, 2016. Prior to holding this position, Mr. Champi was Chief Operating Officer of the Bank from March 2011 to June 2016. Mr. Champi also served as Interim President and Chief Executive Officer of FNCB and the Bank and as a director of the Bank from March 2010 until February 2011. Mr. Champi has been with the Bank since 1991 and has served in various leadership roles in the Retail, Commercial Sales and Executive Divisions. He also serves as Board member of Leadership Wilkes Barre and the Lackawanna Blind Association, Advisory Board member of Penn State Worthington Scranton, a campus of the Pennsylvania State University, and past President of the Boards of Directors of the Northeastern Pennsylvania Council Boy Scouts of America, the Greater Pittston Chamber of Commerce and the Luzerne County Community College Foundation. Mr. Champi’s extensive knowledge of FNCB and the Bank, his time as President and Chief Executive Officer and other various leadership positions with the Bank and extensive community and charitable involvement qualify him to serve as a director of FNCB.

Louis A. DeNaples (Director of FNCB from 1998 to 2008 and 2013 to Present)

Mr. Louis A. DeNaples, 79, has been a director of the Bank since 1972 and served as Chairman of the Board of Directors of FNCB from 1998 until he took a leave of absence from involvement with FNCB and the Bank in February 2008. In 2013, Mr. DeNaples returned from a leave of absence and rejoined the Bank’s Board on December 23, 2013. He was re-elected to FNCB's Board of Directors on May 21, 2014 and was appointed Chairman of the Boards of FNCB and the Bank on May 15, 2019. Mr. DeNaples is President of DeNaples Auto Parts, Inc., President of Keystone Landfill Inc. and Vice President of Rail Realty, Inc., each of which he co-owns with his brother, Dominick L. DeNaples. Mr. DeNaples serves on the boards of AllOne Foundation, AllOne Charities, AllOne Health Resources and Allied Services Foundation. Mr. DeNaples also serves as Chairman of the Community Advisory Board for Geisinger Commonwealth School of Medicine, a member of NEPA Highmark's Advisory Board and was past Chairman of the University of Scranton Board of Trustees. Mr. DeNaples’ extensive business knowledge, community and charitable involvement, and association with the Bank for many years qualify him to serve as a director of FNCB. Mr. DeNaples is the brother of director emeritus, Dominick L. DeNaples, the father of director, Louis A. DeNaples, Jr., M.D. and uncle of director, Joseph L. DeNaples, Esquire.

Keith W. Eckel (Director of FNCB since 2014)

Mr. Keith W. Eckel, 73, has been a director of FNCB and the Bank since 2014. Mr. Eckel is the sole owner and Chief Executive Officer of Fred W. Eckel and Sons and President of Eckel Farms, Inc. Mr. Eckel serves as an Emeritus Trustee of The Pennsylvania State University. Mr. Eckel formerly served as Board member and Chairman of Nationwide Mutual Insurance Company, a Fortune 100 insurance provider, and Allied Group, Inc., a subsidiary of Nationwide Mutual Insurance Company. Mr. Eckel also previously served as Board Member of International Food and Agricultural Development, an organization that advises the United States Agency for International Development on agricultural priorities and issues, former President of the Pennsylvania Farm Bureau, and Board Member and Chairman of Gartmore Global Asset Management Trust. Mr. Eckel’s strong business background, extensive knowledge in the insurance industry and agribusiness, and community and charitable involvement qualify him to serve as a director of FNCB.

Kathleen McCarthy Lambert, CPA (Director of FNCB since 2017)

Mrs. Kathleen McCarthy Lambert, CPA, 58, has been a director of FNCB and the Bank since 2017. Mrs. Lambert is an owner of McCarthy Tire Service Company and Subsidiaries where she serves as Chief Financial Officer and Corporate Secretary. She also serves as Chairperson of the Board for Wilkes-Barre General Hospital, Vice Chairperson of the Board of King’s College, and Board Member of Scranton Diocesan Financial Council and Beatrice Eck Foundation. Mrs. Lambert is a member of the Executive Committee and past Chairman of the Board of Northeast Sight Services and past Board Member of the Greater Wilkes-Barre Chamber of Business and Industry. Mrs. Lambert is also actively involved in fundraising activities for numerous non-profit organizations, including the United Way, American Heart Association, St. Vincent DePaul Soup Kitchen, King’s College, the Catholic Youth Center, Holy Redeemer High School, John Heinz Rehab, Big Brothers/Big Sisters and Volunteers in Medicine. Mrs. Lambert, a licensed Certified Public Accountant and a graduate of King’s College, is a past recipient of the Athena Award and Top 25 Business Women in Northeastern Pennsylvania Award. Mrs. Lambert’s extensive business background and community and charitable involvement qualify her to serve as a director of FNCB.

Information as to Directors Who Will Continue in Office

The following section contains certain information, as of April 3, 2020, with respect to Class B and Class C directors who are continuing directors and are not standing for election at the annual meeting:

Class B Directors Whose Terms Will Expire in 2021

William G. Bracey (Director of FNCB since 2014)

Mr. William G. Bracey, 65, has been a director of FNCB and the Bank since 2014. Mr. Bracey owns and operates two ShopRite Supermarkets, one in Daleville, Pennsylvania, and one in Mount Pocono, Pennsylvania, as well as several retail businesses including an Ace Hardware Store, two NAPA Auto Parts Stores, two Hallmark Gold Crown Stores, and Plociniak Fuel Services. Mr. Bracey is an active member of several business and community organizations, including a current board member and past Chairman of the Pennsylvania Food Merchants, current board member of Johnson College, past board member and Chairman of Affiliated Foods, past board member and Co-Chairman of Associated Wholesale and past board member of Scranton Preparatory School. Mr. Bracey’s over 40 years of entrepreneurial and corporate management experience, strong network of community relationships and partnerships, and significant knowledge of the retail business climate in the region qualifies him to serve as director of FNCB.

Louis A. DeNaples, Jr., M.D. (Director of FNCB since 2008)

Dr. Louis A. DeNaples, Jr., 52, has been a director of FNCB and the Bank since 2008. He was elected Vice-Chairman of FNCB and the Bank in December 2013. Dr. DeNaples is a licensed physician and practices emergency medicine at Geisinger-Community Medical Center Emergency Department in Scranton, Pennsylvania. Dr. DeNaples serves as board member of the Goodwill Industries of Northeastern Pennsylvania and the Scranton Preparatory School. Dr. DeNaples also serves as a Board Member on the Council of The Pennsylvania Society and is a volunteer staff member at the Geisinger Commonwealth School of Medicine. Dr. DeNaples’ understanding of the medical industry, and considerable community and charitable involvement qualifies him to serve as director of FNCB. Dr. DeNaples is the son of director and nominee for director, Louis A. DeNaples, the nephew of director emeritus, Dominick L. DeNaples and cousin of director, Joseph L. DeNaples, Esquire.

Vithalbhai D. Dhaduk, M.D. (Director of FNCB since 2017)

Dr. Vithalbhai D. Dhaduk, 66, has been a director of FNCB and the Bank since 2017. Dr. Dhaduk is the head of Neurology at Professional Neurological Associates and serves as Assistant Professor of Neurology at the Geisinger Commonwealth School of Medicine. He is also an experienced entrepreneur in the field of pharmaceutical biotechnology, with expertise in research & development, manufacturing and marketing of biotechnology. He currently serves on a number of boards including: Chairman of Dap Dhaduk 1-8; President and Chairman of Apicore LLC; Chairman of Caritas International Trading Inc.; President and Chairman of Caritas Real Estate Group; President and Chairman of Core Hospitality LLC; President and Chairman of Core Pharma, LLC; Chairman of Global Pharma Analytics; President and Chairman of Somahlution; President and Chairman of Star Real Estate LLC; and Chairman of Geo Natural Energy. He is a member of the Pennsylvania Medical Society, Lackawanna County Medical Society, American Medical Association, MS Society, Parkinson’s Support Group, National Headache Foundation, and Alzheimer’s Support Group. Dr. Dhaduk also serves as a cultural ambassador for Indian culture as an active Senior Leader of the American Indian Society of NE, an active member of the Federation of Indian Association and past President and Chairman of Saurashtra Patel Cultural Samaj. Dr. Dhaduk’s extensive business knowledge, entrepreneurial experience and understanding of the medical industries, and strong network of community relationships and partnerships qualifies him to serve as director of FNCB.

Thomas J. Melone, CPA (Director of FNCB since 2011)

Mr. Thomas J. Melone, CPA, 61, has been a director of FNCB and the Bank since 2011. Mr. Melone is a Partner with the Albert B. Melone Company Certified Public Accountants, a leading provider of accounting, tax and consulting services throughout the Northeastern Pennsylvania region. Mr. Melone, who has been with this firm since 1984, leads the firm’s Tax Preparation and Advisory Services line as well as its Small Business Advisory and Consulting Services line. Additionally, he has extensive experience in the financial management of public school districts operating in the Commonwealth of Pennsylvania. Mr. Melone is also an owner of Pro-Data Processing, Inc. Mr. Melone is an active member of several professional, business and community organizations including the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants and the Allied Services Board, specifically serving as Chairman of the Allied Institute of Rehabilitation Medicine and the John Heinz Institute of Rehabilitation Medicine, and as Vice Chairman of the Allied Services Foundation. Mr. Melone’s community involvement, extensive business and accounting experience and service as a director of FNCB and the Bank qualify him to serve as a director of FNCB.

Class C Directors Whose Terms Will Expire in 2022

Joseph Coccia (Director of FNCB since 1998)

Mr. Joseph Coccia, 65, has been a director of FNCB and the Bank since 1998. Mr. Coccia was appointed as Secretary of the Board of Directors of FNCB and the Bank in May 2015. Mr. Coccia is President of Coccia Ford, Inc. (doing business as Coccia Ford Lincoln), a car dealership in Wilkes-Barre, Pennsylvania, and President of Eastern Auto Exchange, Inc. Mr. Coccia is a member of the Board of Directors of AllOne Charities and NEPA Highmark's Advisory Board. Mr. Coccia also served on the Lincoln Mercury Dealer Association Board. Mr. Coccia’s strong business background and knowledge of owning and operating a large local business, his broad community involvement, and his service as a director of FNCB and Bank since 1998 qualify him to serve as a director of FNCB.

Joseph L. DeNaples, Esquire (Director of FNCB since 2017)

Mr. Joseph L. DeNaples, Esquire, 41, has been a director of FNCB and the Bank since 2017. Mr. DeNaples is a partner at the law firm of Cipriani & Werner, PC and is Senior Counsel and Director of Risk Management for Mount Airy Resort and Casino. He focuses his law practice in banking, commercial litigation, real estate development, gaming law, lending and bankruptcy. Mr. DeNaples also serves as Solicitor for both the Lackawanna County Sheriff’s Office and the County of Lackawanna Transit System Authority. Mr. DeNaples is a member of the Lackawanna County Bar Association and is admitted to practice in Pennsylvania as well as the United States District Court for the Middle District of Pennsylvania and the United States Bankruptcy Court for the Middle District of Pennsylvania. Mr. DeNaples serves on the Boards of Northeastern Pennsylvania Council Boy Scouts of America and the Saint Francis of Assisi Kitchen. Mr. DeNaples received his Juris Doctorate degree from the Villanova University School of Law. Mr. DeNaples extensive business and legal background, and community and charitable involvement qualify him to serve as a director of FNCB. Mr. DeNaples is the son of director emeritus, Dominick L. DeNaples, the nephew of director and nominee for director, Louis A. DeNaples and cousin of director, Louis A. DeNaples, Jr., M.D.

John P. Moses, Esquire (Director of FNCB since 1999)

Mr. John P. Moses, Esquire, 73, has been a director of FNCB and the Bank since 1999. Mr. Moses is engaged in private legal practice since 1971, including as Of Counsel at the law firm of Cozen O’Connor since 2009. Mr. Moses served as the Chairman of BlueCross of Northeastern Pennsylvania. a health insurance provider, from 1997 to 2015. During his career, he also has served as chair of the Northeast Pennsylvania Heart Association and as Chairman and President of the Board of Governors of St. Jude Children’s Research Hospital (“St. Jude”), and as Chief Executive Officer for ALSAC, the fundraising arm of St. Jude. Mr. Moses also has had a distinguished career in public service, having served as a member of state commissions and as counsel to various state and local judicial, executive, legislative and administrative offices and non-profits. Mr. Moses has received numerous awards for his contributions in public service, business, the law and charitable causes, including the Ellis Island Medal of Honor. Mr. Moses serves on the Boards of Villanova University School of Law and Highmark, Inc. Mr. Moses also serves as Chairman of the Boards of AllOne Foundation, AllOne Charities and AllOne Health Resources. Mr. Moses previously served on the Board of The Commonwealth Medical College. Admitted to practice law in Pennsylvania and before the U.S. Supreme Court, Mr. Moses is a graduate of the Villanova University School of Law. Mr. Moses’ extensive business and legal background, community and charitable involvement, and service as a director of FNCB and the Bank since 1999 qualify him to serve as a director of FNCB.

Information as to Executives Officers Who are Not Directors

Information as of April 3, 2020, regarding persons who are executive officers of FNCB or the Bank and who are not directors of FNCB is set forth below. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

James M. Bone, Jr., CPA

Mr. James M. Bone, Jr., 58, is Executive Vice President and Chief Financial Officer/Treasurer of FNCB and the Bank, a position he has held since September 2012. Previously, Mr. Bone was Executive Vice President and Chief Information Officer from May 2010 to August 2012 and First Senior Vice President and Administrative Services Division Manager from July 2000 to April 2010. Mr. Bone has been with the Bank since 1986 and has served in various leadership roles in Finance, Retail and Commercial Sales, Compliance, Operations and Technology and Internal Audit. Mr. Bone is a licensed Certified Public Accountant and is an active member of several professional, business and community organizations including the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. Mr. Bone is a former member of the Issuer Advisory Council of the OTCQX and a former member of the Advisory Board for the Federal Home Loan Bank of Pittsburgh. Mr. Bone is also active in the community with King’s College and currently serves as Vice President of Finance and Board Member of the Northeastern Pennsylvania Council Boy Scouts of America.

Raymond Gregory Collins

Mr. R. Gregory Collins, 65, is Executive Vice President and Chief Banking Officer of the Bank, a position he has held since January 7, 2019. Prior to joining the Bank, he was Area President of the Northeastern Pennsylvania region for Wells Fargo Bank, N.A. from April 2009 through September 2017. As Area President,  he was responsible for the overall retail operations for 38 offices in nine counties of Northeastern Pennsylvania. Mr. Collins was retired from September 2017 through December 2018. Mr. Collins serves on the Board of Trustees at Misericordia University and as Board Member of the Wilkes-Barre YMCA, United Way of Wyoming Valley and Wilkes-Barre General Hospital.

Cathy J. Conrad

Ms. Cathy J. Conrad, 46, is Senior Vice President and Credit Administration Officer of the Bank, a position she has held since September 2013. Ms. Conrad has been with the Bank since 1995. Her previous roles include Senior Vice President and Credit Administration Manager from 2010 until September 2013 and Vice President, Credit Department Manager from 2004 to 2009.

Mary Griffin Cummings, Esq.

Ms. Mary Griffin Cummings, 57, is Executive Vice President and General Counsel of the Bank, a position she has held since October 1, 2012. Prior to joining the Bank, she was Associate General Counsel, Resident Counsel and General Counsel for Wyoming Valley Health Care System, Inc. (“WVHCS”), a large health care system previously located in Wilkes-Barre, Pennsylvania, from May 2000 to May 2009. From May 2009 through October 2012, Ms. Cummings practiced law both in her own private practice and for Wyoming Valley Health and Education Foundation and WVHCS Retention Company. Ms. Cummings is a licensed attorney and admitted to practice law in the Courts of the Commonwealth of Pennsylvania and the United States District Court for the Middle District of Pennsylvania. She is a member of the Wilkes-Barre Law and Library Association, the Pennsylvania Bar Association, and the American Bar Association. Ms. Cummings serves on the Pennsylvania Bankers Association Legal Affairs Advisory Committee. Ms. Cummings serves as Chair and Board member of the Catherine McAuley Center, Scranton, PA and Board member of the McGlynn Learning Center, Wilkes-Barre, PA. Ms. Cummings also serves on the Leadership Council for the American Red Cross/Wyoming Valley and is the Vice Chair and a Board member of the Wilkes-Barre Free Clinic, Wilkes-Barre, PA.

Aaron J. Cunningham

Aaron J. Cunningham, 43, is Senior Vice President and Chief Credit Officer of the Bank, a position he has held since June 7, 2018. Prior to joining the Bank, he was employed by Penns Woods Bancorp, Inc., a bank holding company operating Jersey Shore State Bank and Luzerne Bank. He served as Chief Credit Officer of Penns Woods Bancorp, Inc. from November 2015 through May 2018, and Vice President/Credit Department Manager from 2010 through November 2015. Mr. Cunningham has served in various leadership roles with Leadership Lycoming, Habitat for Humanity and Valley Prevention Services when he resided in Central Pennsylvania.

Richard D. Drust

Mr. Richard D. Drust, 59, is Senior Vice President and Retail Banking Officer of the Bank, a position he has held since February 2014. Prior to joining the Bank, he was Vice President of Retail Banking, Business Banking and Deposit Operations at Franklin Security Bank from March 2007 to February 2014. Mr. Drust also serves as Board Member and Treasurer of Wyoming Valley Challenger Baseball.

Mary Ann Gardner, CRCM

Ms. Mary Ann Gardner, 62, is Senior Vice President and Compliance Officer of the Bank, a position she has held since April 2013. Ms. Gardner also serves as the Bank Secrecy Act ("BSA") and Community Reinvestment Act ("CRA") Officer for the Bank. Ms. Gardner is a Certified Regulatory Compliance Manager and has been an employee of the Bank since 1976.

Dawn D. Gronski

Ms. Dawn D. Gronski, 49, is Senior Vice President and Human Resources Officer, a position she has held since March 2017. Ms. Gronski has been an employee of the Bank since 1998, with her previous roles including Vice President and Compensation and Benefits Officer from April 2013 to March 2017; and Assistant Vice President and Payroll/HRIS Administrator from June 2010 to March 2013. Ms. Gronski serves as the treasurer of the Scranton Civic Ballet Company and has served as a member of its Board since 2009.

Ronald S. Honick, Jr. CPA, CIA

Mr. Ronald S. Honick, Jr., CPA, CIA, 42, is Senior Vice President and Operations and Technology Services Officer, a position he has held since June 2016. Previously, Mr. Honick was Senior Vice President and Audit Manager of the Bank from January 2011 to May 2016. Prior to joining the Bank, Mr. Honick was a Financial Analyst in the technical accounting department of a global manufacturing company from 2008 to December 2010. Mr. Honick is a licensed Certified Public Accountant and a Certified Internal Auditor.

Lisa L. Kinney

Ms. Lisa L. Kinney, 50, is Senior Vice President and Retail Lending Officer of the Bank, a position she has held since September 2008. Ms. Kinney has been an employee of the Bank since 1994, with her previous roles including Vice President and Indirect Lending Manager from January 2007 to September 2008; Vice President and Indirect Lending Officer from December 2005 to December 2006; and Assistant Cashier and Indirect Lending Officer from May 1998 to November 2005. Ms. Kinney is currently a Board Member of the Dunmore Lions Club and has served as Past-President.

Brian C. Mahlstedt

Mr. Brian C. Mahlstedt, 60, is Executive Vice President and Chief Lending Officer of the Bank, a position he has held since September 2013. Mr. Mahlstedt first joined the Bank in 1999 and served as Senior Vice President and Commercial Loan Officer until 2009. From 2011 to September 2013, when he rejoined the Bank, Mr. Mahlstedt was a Senior Vice President, Senior Commercial Loan Officer at Wayne Bank. Mr. Mahlstedt also served as Vice President, Senior Loan Officer at Pennstar Bank from 2009 to 2011.

William A. McGuigan, CPA

Mr. William A. McGuigan, CPA, 70, is Senior Vice President and Audit Officer of the Bank, a position he has held since June 2016. Previously, Mr. McGuigan was Audit Manager of the Bank from March 2012 to June 2016. Prior to joining the Bank, Mr. McGuigan was a partner in a local public accounting firm serving the Banking and Small Business sectors. He also spent 10 years leading corporate audit and accounting departments. Mr. McGuigan is a licensed Certified Public Accountant.

Stephanie A. Westington, CPA

Ms. Stephanie A. Westington, CPA, 54, is Senior Vice President and Controller of the Bank, a position she has held since July 2012. Prior to joining the Bank, Ms. Westington was Director of Finance for Physicians Health Alliance, a physicians group that was a member of the former Moses Taylor Health Care System, from March 2011 to July 2012. Ms. Westington is a licensed Certified Public Accountant and has previous banking experience from her time as Vice President of Finance at the former Community Bank and Trust Company from January 1998 to March 2011 and Assistant Vice President and Controller at the former LA Bank, N.A. from September 1990 to December 1997. Ms. Westington currently serves as Board Member and Treasurer of the Howard Gardner Multiple Intelligence Charter School.

CORPORATE GOVERNANCE

Our Board of Directors believes that the purpose of corporate governance is to promote shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that it and management believe promote this purpose, are sound and represent best practices. The Board continually reviews these governance practices, Pennsylvania law (FNCB’s state of incorporation), the rules and listing standards of Nasdaq, and Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities to maintain the highest governance standards.

The Board of Directors has four standing committees: Audit Committee, Risk Management Committee, Compensation Committee and Nominating and Governance Committee, which is the committee that makes director nominating recommendations to the Board of Directors. The charters of these committees have been approved by the Board and are available on our corporate website at investors.fncb.com.

Currently, the Board of Directors has eleven members. FNCB evaluates the independence of directors under the SEC and Nasdaq stock market’s standards for independence. The Nasdaq standards require the Board of Directors be comprised of a majority of independent directors. The Nasdaq standards also require that, except for exceptional and limited circumstances, the Board of Directors maintain an audit committee comprised only of independent directors and that director nominees must be selected either by independent directors comprising a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a nominations committee comprised solely of independent directors. The Nominating and Governance Committee of FNCB’s Board has responsibility for selecting director nominees and is comprised solely of independent directors. Nasdaq corporate governance standards also require that the Board maintain a compensation committee comprised of at least two members, each of whom is an independent director. The Board of Directors of FNCB has appointed a Compensation Committee, currently comprised of four directors, each of whom the Board has determined is independent.

Independence is reviewed at least annually to determine whether all existing and potential committee members are independent. The Board of Directors has determined that William G. Bracey, Joseph L. DeNaples, Esq., Louis A. DeNaples, Louis A. DeNaples, Jr. M.D., Vithalbhai D. Dhaduk, M.D., Keith W. Eckel, Kathleen McCarthy Lambert, John P. Moses, and Thomas J. Melone met the standards for independence.

In making its independence determinations, the Board considers all relevant facts and circumstances, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considered that in the ordinary course of business FNCB and the Bank may provide commercial banking and other services to some of the independent directors and to business organizations and to individuals associated with them. The Board also considered that in the ordinary course of business some business organizations with which an independent director is associated may provide products and services to FNCB and the Bank. The Board has determined that, based on the information available to the Board, none of these relationships were material.

Mr. Moses, a director, is Of Counsel at the law firm of Cozen & O’Connor (“Cozen”), which provided legal services to FNCB during 2019. Mr. Moses does not have any ownership or profit sharing interest in Cozen. The Board has considered this relationship and determined that it did not impair Mr. Moses’ independence. Please see the relationships discussed under the section of this Proxy Statement entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for a description of the other relationships considered by FNCB’s Board of Directors.

Mr. Joseph L. DeNaples, Esq., a director, is a partner at the law firm of Cipriani & Werner, which provided legal services to FNCB during 2019. The Board has considered this relationship and determined that it did not impair Mr. DeNaples’ independence as it relates to his membership as a Director on the Boards of FNCB and the Bank and membership on the Compensation and Nominating and Governance Committees.

Code of Ethics

FNCB has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to FNCB’s directors, officers and employees, including the President and Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and Principal Accounting Officer (“PAO”). The Code includes guidelines relating to compliance with laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, protection and use of FNCB’s confidential information, accepting gifts and business courtesies, accurate financial and regulatory reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Code is available in the Investor Relations section on FNCB’s website at investors.fncb.com by clicking on Overview,Governance Documents, and then selecting "Code of Business Conduct and Ethics." FNCB intends to post any amendments to the Code on its website and to disclose any waivers (to the extent applicable to FNCB’s President and PEO, PFO or PAO) on a Form 8-K within the prescribed time period.

Security Holder Communications

Any security holder who wishes to communicate with the Board of Directors may send correspondence to Joseph Coccia, Secretary, at 102 East Drinker St., Dunmore, PA 18512, or by sending an electronic message to corporatesecretary@fncb.com. Mr. Coccia will submit your correspondence to the Board of Directors or the appropriate committee as applicable.

Submission of Shareholder Proposals for 2021 Annual Meeting

Shareholder proposals for the 2021 annual meeting of shareholders must comply with applicable SEC rules and regulations and must be received by the Secretary of FNCB prior to December 14, 2020 to be considered for inclusion in FNCB’s Proxy Statement for that meeting. If the December 14, 2020 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2021 annual meeting of shareholders, although it will not be included in FNCB’s Proxy Statement, if it is received earlier than February 12, 2021 and later than March 4, 2021. If notification of a shareholder proposal is not received by December 14, 2020, FNCB may vote, in its discretion, any, and all, of the proxies received in its solicitation against such proposal. See the section entitled “Nominating and Governance Committee” on page 13 for more information on director nominations.

In addition, any shareholder who intends to nominate a candidate for election to the Board of Directors (other than a candidate proposed by FNCB’s then existing Board of Directors) or submit a proposal for consideration at the 2021 annual meeting must comply with the advance notice provisions of FNCB’s bylaws. The advance notice provisions in FNCB’s bylaws require that the following additional information must be provided to FNCB by a shareholder submitting a shareholder proposal:

a)

the name and address of the shareholder who intends to make the nominations or propose the business, and, as the case may be, of the person or persons to be nominated or of the business to be proposed;

b)

a representation that the shareholder is a holder of record of shares of FNCB entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to make the proposal to the meeting;

c)

a representation that the shareholder will notify FNCB in writing of the number and class of shares owned beneficially or of record by the shareholder and any Shareholder Associated Person as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date notice of the record date is first publicly disclosed;

d)

a description of all agreements, arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, or the business is to be proposed, and a representation that the shareholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date notice of the record date is first publicly disclosed;

e)

such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors;

f)	if applicable, the consent of each nominee to serve as a director of FNCB if so elected; and
g)

any Derivative Instrument directly or indirectly beneficially owned by the shareholder or a Shareholder Associated Person, or any other direct or indirect opportunity for the shareholder or Shareholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of shares of FNCB; any interest in shares of FNCB or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the shareholder or Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; any hedging or other transaction or series of transactions that has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position or any borrowing or lending of shares) that has been made by or on behalf of, a shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to any share of FNCB; and a representation that the shareholder will notify FNCB in writing of any changes in that information as of the close of business on the record date for the meeting promptly, and in no event later than 10 days, following the later of the record date or the date notice of the record date is first publicly disclosed.

For purposes of the preceding sentence, "Shareholder Associated Person" means (i) any person controlling, controlled by, under common control with, or acting in concert with, the shareholder, (ii) any beneficial owner of shares of FNCB owned of record or beneficially by the shareholder, (iii) any entity of which the shareholder is an employee, officer, member, partner, trustee, director or, except for entities the shares of which are registered under the Securities Exchange Act of 1934, a shareholder, and (iv) any person controlling, controlled by or under common control with, the Shareholder Associated Person; and "Derivative Instrument" means an option, warrant, convertible security, stock appreciation right, or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right is subject to settlement in the underlying class or series of shares of the Corporation or otherwise.

Copies of the full text of the bylaw provision relating to advance notice can be obtained by writing to Joseph Coccia, Secretary, at 102 East Drinker St., Dunmore, PA 18512.

The Board of Directors

FNCB’s business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law, FNCB’s Articles of Incorporation and its bylaws. The positions of Chairman of the Board and Chief Executive Officer are separated, as the Board believes separation of these positions enhances the independent oversight of FNCB and the monitoring and objective evaluation of the Chief Executive Officer’s performance. Mr. Louis A. DeNaples serves as non-executive Chairman of the Board of Directors and is independent of management.

Management is responsible for the day-to-day management of the risks faced by FNCB, while the Board of Directors, as a whole, is responsible for the general oversight of risk management. For 2019, this oversight was primarily conducted through the Risk Management and Audit Committees. The Risk Management Committee has the primary role in risk management of FNCB, oversees FNCB’s enterprise-wide risk management program and provides oversight and guidance to management on FNCB’s risk appetite. The Audit Committee, pursuant to its charter, considers and reviews with FNCB’s internal audit department, independent registered public accounting firm, and management, the adequacy of FNCB’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit and Risk Management Committees roles, the full Board of Directors is involved in establishing the risk appetite for FNCB and the oversight and administration of risk and risk management practices by overseeing members of executive management in their risk management capacities, regularly reviewing and analyzing FNCB’s investment and loan portfolios and accompanying risk levels, and considering the potential impact on FNCB’s objectives. Members of FNCB’s executive management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Risk Management Committee and Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of FNCB’s executive management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise.

The Bank Board maintains a Directors Loan Committee that is comprised of Louis A. DeNaples, Chairman of the Board and following Directors: Gerard A. Champi, President and Chief Executive Officer, Vithalbhai D. Dhaduk, M.D., Keith W. Eckel (Committee Chairperson), Kathleen McCarthy Lambert, CPA and Thomas J. Melone, CPA.; and also includes the following members of Executive Management of the Bank: Chief Financial Officer, Chief Lending Officer, Chief Credit Officer and the Credit Administration Officer. The Directors Loan Committee meets bi-weekly or more often as necessary. In 2019, this committee met twenty-nine (29) times.

In November 2019, the Bank Board established an Asset and Liability Management Committee ("ALCO Committe") that is comprised of the following Directors: Gerard A. Champi, President and Chief Executive Officer, Joseph Coccia, Joseph L. DeNaples, Esquire and Kathleen McCarthy Lambert (Committee Co-Chairperson). In addition to the President and Chief Executive Officer, the following members of Executive Management of the Bank are members of the ALCO Committee: Chief Financial Officer (Committee Co-Chairperson), Chief Banking Officer, Chief Credit Officer and the Senior Vice President and Controller. Previously, the ALCO Committee was comprised solely of members of management and met quarterly. The ALCO Committee will meet quarterly or more often as necessary. In 2019 this committee met one (1) time.

During 2019, FNCB’s Board of Directors held nineteen (19) meetings. Each of the directors attended at least 75% of the meetings of FNCB’s Board of Directors and of the committees on which they served. Pursuant to FNCB’s policy, the directors are expected to attend FNCB’s annual meeting of shareholders. All of FNCB’s directors attended FNCB’s annual meeting of shareholders in 2019.

Committees of the Board of Directors

FNCB’s Board of Directors has an Audit Committee, Risk Management Committee, Compensation Committee and Nominating and Governance Committee. The charters of these committees have been approved by the Board of Directors and are available on FNCB’s website investors.fncb.com. The following table shows the current composition of each standing committee of the FNCB Board of Directors and the number of meetings held by such committees during 2019.

	Compensation Committee	Nominating and Governance Committee	Audit Committee	Risk Management Committee
William G. Bracey	X(1)	X	X
Gerard A. Champi
Joseph Coccia				X(1)
Joseph L. DeNaples, Esq.	X	X
Louis A. DeNaples, Jr., M.D.	X(2)	X		X
Louis A. DeNaples
Vithalbhai D. Dhaduk, M.D.	X
Keith W. Eckel		X	X	X
Kathleen McCarthy Lambert, CPA			X	X
Thomas J. Melone, CPA	X	X	X(1)
John P. Moses, Esq.	X	X(1)	X
Number of meetings in 2019	5	7	7	4

X Current member

(1) Chairperson

(2) Mr. Louis A. DeNaples, Jr., M.D. was chairperson through May 15, 2019, on which date Mr. William G. Bracey then became chairperson.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The current Compensation Committee charter is available in the Investor Relations section on FNCB’s website at investors.fncb.com by clicking on Corporate Information, Governance Documents and then selecting “Compensation Committee Charter.” As noted above, the Board of Directors has determined that each of the directors serving on this committee qualifies as an “independent” director under the applicable standard. The Compensation Committee is responsible for evaluating and approving FNCB’s compensation plans, policies and programs. The Compensation Committee has the authority to retain and terminate a compensation consulting firm, including the authority to approve the firm’s fees and other terms of retention. The Compensation Committee also has the authority to delegate responsibility to subcommittees. For a discussion of the role of the Compensation Committee in determining executive and director compensation, see the discussion in the section Executive Compensation” under the heading entitled– “Overview” below.

Risk Management Committee

The Risk Management Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Risk Management Committee with any recommended changes approved by the Board of Directors. The current Risk Management Committee charter is available in the Investor Relations section on FNCB’s website at investors.fncb.com by clicking on Overview, Governance Documents and then selecting “Risk Management Committee Charter.” The Risk Management Committee is responsible for ensuring management has established an enterprise-wide risk management program and for providing oversight and guidance to management regarding FNCB’s risks. The Risk Management Committee has authority to retain independent counsel, experts and advisors it believes are appropriate in carrying out its duties, including the authority to approve the advisor’s fees and other terms of retention. The Risk Management Committee also has the authority to delegate responsibility to subcommittees.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter that has been approved by the Board of Directors. The charter is reviewed annually by the Nominating and Governance Committee with any recommended changes approved by the Board of Directors. The current Nominating and Governance Committee charter is available in the Investor Relations section on FNCB’s website at investors.fncb.com by clicking on Overview, Governance Documents and then selecting “Nominating and Governance Committee Charter.” The Board of Directors has determined that each of the directors serving on this committee qualifies as “independent” under the applicable standard.

The primary duties and responsibilities of the Nominating and Governance Committee are to:

●

recommend to the Board of Directors for its selection (i) potential nominees for director to stand for election at FNCB’s annual meeting of shareholders, including without limitation, those proposed by shareholders, and (ii) qualified candidates to be considered by the Board of Directors to fill vacancies;

●	consider, in its discretion, qualified candidates based on criteria for selecting new directors;

●	evaluate the background and qualifications of new director candidates;

●	evaluate directors before nomination for reelection; and

●	oversee and make recommendations to the Board of Directors with respect to corporate governance of FNCB.

In recommending director nominees to the Board of Directors, the Nominating and Governance Committee seeks individuals who are qualified to be directors based on the committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating and Governance Committee will use a third-party search firm to assist in finding director candidates. No such firms were engaged to evaluate or assist in identifying potential director nominees in 2019.

The Nominating and Governance Committee and the Board of Directors have not established a specific diversity component in their consideration of candidates for director and instead considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. FNCB considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board. Therefore, the Board, as a unit, possesses the appropriate skills and experience to oversee FNCB’s business.

The Nominating and Governance Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the shareholder proposal date referred to in the “Submission of Shareholder Proposals for 2021 Annual Meeting” section of this Proxy Statement (the “Proposals Section”), provided such recommendations comply with the advance notice procedures in FNCB’s bylaws, which are summarized in the Proposals Section. Such recommendations must also include sufficient biographical information about the proposed nominee to assist the Nominating and Governance Committee in evaluating the qualifications and experience of the proposed nominee, and the proposed nominee’s consent to serving as a director if elected. Shareholders must deliver any proposals or nominations in writing to the Nominating and Governance Committee or the Secretary of FNCB Bancorp, Inc. at its principal executive office, 102 E. Drinker Street, Dunmore, Pennsylvania 18512.

Any nomination for director not made in accordance with Section 1.07 of FNCB’s bylaws will be disregarded by the presiding officer of the annual meeting, and votes cast for each such nominee will be disregarded by the Judge of Election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with Section 1.07, the nomination will be honored and all votes cast for the nominee will be counted.

Audit Committee

The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that each of the members of the Audit Committee is independent, as that term is defined by the SEC and in the NASDAQ listing standards related to audit committees. The current Audit Committee charter is available in the Investor Relations section on FNCB’s website at investors.fncb.com by clicking on Overview and then on Governance Documents under the heading “Audit Committee Charter.” The principal duties of the Audit Committee, as set forth in its charter, include reviewing and discussing the audited financial statements with management and the independent registered public accounting firm and, based on such reviews and discussions, recommending to the Board of Directors that the audited financial statement be included in FNCB’s annual report on Form 10-K; reviewing significant audit and accounting principles, policies and practices; reviewing the effectiveness of the internal audit function; reviewing reports of examination received from regulatory authorities; and reviewing the performance and independence of and recommending, annually, to the Board of Directors the engagement of an independent registered public accounting firm.

Currently, the Board has identified Thomas J. Melone, CPA as the Audit Committee financial expert. Mr. Melone qualifies as a financial expert based on his extensive accounting experience as a certified public accountant and as a partner of the Albert B. Melone Company Certified Public Accountants.

AUDIT COMMITTEE REPORT

To the Shareholders of FNCB Bancorp, Inc.:

The Audit Committee provides oversight of FNCB’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the financial reporting process, including internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the financial statements in the annual report with management, including a discussion of the quality, not just acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of FNCB’s accounting principles, and such other matters as required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (PCAOB). The independent registered public accounting firm is responsible for expressing an opinion about whether the financial statements that have been prepared by management, with Audit Committee oversight, are fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America and whether management has maintained effective internal control over financial reporting. In addition, the Audit Committee has received and reviewed with the independent registered public accounting firm the written disclosures and the letter required by the PCAOB regarding its communications with the Audit Committee concerning its independence from management and FNCB, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with FNCB’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm together and separately, with and without management present, to discuss the results of their examinations, their evaluations of FNCB’s internal controls and the overall quality of FNCB’s financial reporting.

Based on these discussions, the Audit Committee has recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Audit Committee:

Thomas J. Melone, CPA, Chairperson William G. Bracey Keith W. Eckel	Kathleen McCarthy Lambert, CPA John P. Moses, Esquire

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation paid to, or earned by, non-employee directors of FNCB during the fiscal year ended December 31, 2019 for service as members of FNCB’s and the Bank’s Boards of Directors as applicable. Directors who also are FNCB or Bank employees (currently Mr. Champi) do not receive any compensation or other fees for service as a Board member.

				Non-qualified
				Deferred
	Fees Earned or			Compensation	All Other
Name and Principal Position	Cash Paid	Stock Awards (2)	Option Awards	Earnings	Compensation	Total
William G. Bracey	$31,250	$15,000	$-	$-	$-	$46,250
Gerard A. Champi	-	-	-	-	-	-
Joseph Coccia	31,250	15,000	-	-	-	46,250
Dominick L. DeNaples (1)	22,500	-	-	-	-	22,500
Joseph L. DeNaples	30,000	15,000	-	-	-	45,000
Louis A. DeNaples	31,000	15,000	-	-	-	46,000
Louis A. DeNaples, Jr., M.D.	30,000	15,000	-	-	-	45,000
Vithalshai D. Dhaduk, M.D.	31,000	15,000	-	-	-	46,000
Keith W. Eckel	32,500	15,000	-	-	-	47,500
Kathleen McCarthy Lambert	32,250	15,000	-	-	-	47,250
Thomas J. Melone, CPA	33,500	15,000	-	-	-	48,500
John P. Moses	31,250	15,000	-	13,056	-	59,306

(1) Dominick L. DeNaples retired and became Director Emeritus effective July 1, 2019.

(2) The amounts listed represent the grant date fair market value of the shares computed in accordance with ASC Topic 718. Additional information about FNCB’s accounting for stock-based compensation is contained in Note 2 and Note 13 of FNCB’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2019.

Directors are not paid for their attendance at FNCB’s board meetings. All non-employee members of the Bank’s Board of Directors receive an annual retainer of $30,000 paid on a per month basis, for each month or portion thereof that the director serves as a director of the Bank. Effective July 1, 2019, non-employee directors who are members of the Bank's Director's Loan Committee receive an annual retainer of $2,000, paid on a per month basis for each month or portion thereof that he/she serves on the committee. Additionally, effective July 1, 2019, non-employee directors who serve as committee chairperson receive the following annual retainers, which are paid on a per month basis for each month or portion thereof that he/she serves as chairperson: 1) audit committee and director's loan committee chairpersons each receive $5,000 and 2) ALCO committee, compensation committee, nominating and governance committee and risk management committee chairpersons each received $2,500. Effective July 1, 2019, Dominick L. DeNaples, receives an annual fee of $15,000 paid on a per month basis, for each month or portion thereof that he serves as Director Emeritus. The aggregate amount of director fees, including advisory board and director emeritus fees, paid in 2019 was $495,250.

Deferred Compensation Plan

Directors serving on the Board of Directors of the Bank are entitled to participate in the Bank’s Deferred Compensation Plan. Under the Deferred Compensation Plan, directors may voluntarily defer up to 50% of the director fees paid to them for service on the Board of Directors of the Bank. Participants are vested in their account balances in the Deferred Compensation Plan. As such, upon ceasing to serve as a director for any reason whatsoever, voluntary or involuntary, including involuntary termination for cause, termination on a change of control, voluntary termination, early retirement or because of death or disability, the amount of the Deferred Compensation Plan account balance will be payable pursuant to the terms of the Deferred Compensation Plan. Amounts payable under the Deferred Compensation Plan are unsecured, unfunded obligations of the Bank.

Directors’ Stock Plan

Directors who are not employees or officers of FNCB or the Bank are eligible to participate in the LTIP. On July 1, 2019, 1,956 shares of FNCB's common stock were granted under the LTIP to each of FNCB Bank's ten non-employee directors, or 19,560 shares in the aggregate. The shares of common stock immediately vested to each directors upon grant. The fair value on the grant date was $7.67 per share, or $150 thousand in aggregate, which was included in directors fees in 2019.

EXECUTIVE COMPENSATION

Overview

The series of tables that follow and accompanying narrative provide information about the compensation earned or paid in 2019 to FNCB’s named executive officers. At December 31, 2019, the following individuals were serving as our named executives:

●	Mr. Gerard A. Champi, the President and Chief Executive Officer and PEO of FNCB

●	Mr. James M. Bone, Jr., the Chief Financial Officer/Treasurer and PFO of FNCB

●	Mr. Brian C. Mahlstedt, Chief Lending Officer of the Bank

FNCB is committed to responsible compensation practices and strives to balance sound risk management with the need to attract, hire, motivate and retain executive team members who will maximize successful performance. FNCB intends to provide executives with a balanced mix of fixed and variable pay. The purpose of all incentive plans is to motivate, reward and reinforce performance and achievement of team and/or individual goals in support of FNCB’s strategic objectives for growth and profitability. They provide the opportunity for reward for meeting and exceeding established financial goals as well as recognition of individual achievements.

The Compensation Committee makes, or has final approval authority regarding, all compensation decisions with respect to each of our executive officers in order to provide them with competitive compensation for their respective positions and to provide opportunities based upon their contributions to FNCB’s development and financial success in accordance with the overall design of FNCB’s compensation package.

Input from management, including the President and Chief Executive Officer and the Human Resources Officer, along with FNCB’s external consultants was critical for the Board of Directors and Compensation Committee in making informed and appropriate decisions regarding compensation for executive officers other than the President and Chief Executive Officer. The Compensation Committee has the sole responsibility for setting the compensation for our President and Chief Executive Officer. Each member of management excuses himself or herself from all Board and Compensation Committee discussions of that individual’s compensation. For 2019, input from management included:

●	Performance summaries for management team members and recommendations regarding compensation; and

●	Data and recommendations for changes necessary to ensure the continued market competitive nature of FNCB’s overall compensation package and/or the individual components of executive compensation.

The overall executive compensation philosophy and strategy and primary objective of the Board of Directors with respect to executive compensation at FNCB is to provide a total compensation package that meets the following interrelated goals:

●	To be balanced and competitive in the external market in a manner consistent with FNCB’s size and industry;

●	To correlate with FNCB’s strategic business plan;

●	To align the interests of executives with those of shareholders;

●	To drive superior performance and reward executives for achievement;

●

To enable FNCB to attract, motivate, develop and retain key executives whose experience, expertise and abilities will promote FNCB’s performance for the benefit of its shareholders without encouraging undue risk-taking that could materially threaten the safety and soundness of FNCB;

●	To achieve an appropriate mix of fixed and variable compensation;

●	To equally support annual and long-term financial and strategic performance objectives as well as the stability of the organization;

●	To ensure compliance with applicable regulations;

●	To deliver executive compensation in a manner that is prudent and cost-effective; and

●	To support the mission, vision and values of FNCB.

The named executive officers receive base salaries and incentives commensurate with their positions, responsibilities and accomplishments. In determining the appropriate types and amounts of compensation for the President and Chief Executive Officer each year, the Compensation Committee evaluates both corporate and individual performance. The corporate factors include the financial performance of FNCB as a whole, including return on shareholders’ equity, return on assets, asset quality and trends in the foregoing measures, the performance of FNCB’s stock price, comparative results achieved by FNCB’s peer group institutions, and progress in realizing FNCB’s long-term strategic plan. The individual factors include initiation and implementation of successful business strategies, development of an effective management team and leadership qualities.

In determining the appropriate types and amounts of compensation for the named executive officers other than the President and Chief Executive Officer, the Compensation Committee takes into consideration the officer’s experience, expected personal performance and total compensation levels for comparable positions.

Summary Compensation Table

Shown below is information concerning the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered in all capacities to FNCB and the Bank for the fiscal years ended December 31, 2019 and 2018.

					Change in Pension
					Value and
					Non-qualified
				Non Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Awards (1)	Awards (2)	Earnings (3)	Compensation	Total
Gerard A. Champi, President and Chief	2019	$338,969	$84,873	$96,000	$20,062	$116,969	$656,873
Executive Officer of FNCB and the Bank	2018	331,000	114,800	41,375	18,458	55,613	561,246

James M. Bone, Jr., Executive Vice President	2019	$243,477	$36,519	$41,500	$7,135	$59,457	$388,088
and Chief Financial Officer/Treasurer	2018	237,500	49,425	17,815	6,199	42,728	353,667
of FNCB and the Bank

Brian C. Mahlstedt, Executive Vice President	2019	$215,732	$32,363	$36,600	$4,650	$52,536	$341,881
and Chief Lending Officer of the Bank	2018	211,000	43,950	15,825	6,851	35,665	313,291

________________________

(1) The amounts listed represent the grant date fair market value of the shares computed in accordance with ASC Topic 718. Additional information about FNCB’s accounting for stock-based compensation is contained in Note 2 and Note 13 of FNCB’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2019.

(2) The amounts listed represent the amounts earned by the named executive officers under FNCB’s Executive Incentive Plan for each fiscal year.

(3) The amounts listed reflect on the earnings on the balances in the named executive officers non-qualified deferred compensation plan and supplemental retirement plan accounts.

The following table provides the detail for the amount presented under “All Other Compensation” paid to or earned by each of FNCB’s named executive officers for the 2019 fiscal year.

	Gerard A.	James M.	Brian C.
Benfits and Perquisites	Champi	Bone, Jr.	Mahlstedt
FNCB annual contributions to SERP	$35,000	$25,000	$20,000
FNCB performance-based contribution	61,000	16,500	16,600
FNCB contributions to 401 (k) Plan	9,800	8,947	7,979
Automobile allowance	3,338	3,418	3,187
Country club dues	7,645	5,425	4,770
Other	186	167	-
Total	$116,969	$59,457	$52,536

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the equity awards FNCB has made to our 2019 named executive officers which were outstanding at December 31, 2019. All options were granted with an exercise or base price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award as well as the exercise and/or base price has been adjusted to reflect all stock dividends and stock splits effected after the date of such award but have not otherwise been modified.

Outstanding Equity Awards at Fiscal Year End
	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of	Shares or Units
	Unexercised	Unexercised	Option	Option	Stock that	of Stock that
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name and Principal Position	Exercisable	Unexercisable	Price	Date	Vested (#) (1)	Vested ($) (2)
Gerard A. Champi, President and Chief Executive Officer	-	-	$-		28,890	$244,121

James M. Bone, Jr., Executive Vice President and Chief Financial Officer	-	-	$-		12,922	$109,191

Brian C. Mahlstedt, Executive Vice President and Chief Lending Officer	-	-	$-		11,602	$98,037

_____________________________

(1) Shares of restricted stock granted to all the named executive officers generally vest in five equal installments over a five-year period on May 15 of each year.

(2) Based on the closing market value of FNCB’s common stock on December 31, 2019 of $8.45 per share, as reported on Nasdaq for the last trading day of the year.

Employment Arrangements

FNCB and the Bank have entered into an Employment Agreement with Mr. Bone and the Bank has entered into Employment Agreements with Mr. Champi and Mr. Mahlstedt. Employment Agreements are commonly used by the banking industry and by FNCB’s peer group to retain key executives and define an overall compensation package that is aligned with shareholder interests. Below is a summary of each executive’s Employment Agreement.

The provisions under the Employment Agreements include the named executive officer’s initial base salary, subject to annual review adjustments by the Compensation Committee and the Board. Each of the Employment Agreements also state that the executive is eligible to participate in FNCB’s Executive Incentive Plan and Long-Term Incentive Plan according to the terms of those Plans. The Agreement also states that each executive will be provided with a Supplemental Retirement Plan. The Agreement specifies that each executive will be reimbursed for annual country club dues and use of a Bank provided automobile. Each executive’s Agreement has a term of three years, with consideration for an annual renewal of an additional three years on March 31st of each calendar year. Each executive’s Agreement includes a non-compete clause which will be in effect for twelve months after an involuntary separation by the Bank or after a Change of Control termination as defined in his Agreement.

Potential Payments upon Termination or Change in Control

In the event of a Change of Control during which his employment with the Bank is terminated “without cause” (as defined in the Employment Agreements), i) within 120 days immediately prior to and in conjunction with a Change in Control or within one year following consummation of a Change in Control or ii) the terms and conditions of his position are substantially altered as defined in the Employment Agreement, each executive will receive a total severance payment equal to 2.99 years base salary at the highest rate in effect during the 12-month period immediately preceding his last day of employment plus the average Executive Incentive Plan cash award received over the last three preceding years. Each executive will remain eligible to participate in the Bank’s medical benefits program while receiving severance.

In the event that the executive is released “without cause” while the Employment Agreement is in effect, he will receive a total severance payment equal to 2.99 years base salary at the highest rate in effect during the 12-month period immediately preceding his last day of employment plus the average cash award paid to him over the last three preceding years from the Executive Incentive Plan.

Each executive will remain eligible to participate in the Bank’s medical benefits program while receiving severance from either involuntary separation not for cause or because of a Change of Control (as defined in the Employment Agreements).

Each executive’s Employment Agreement would terminate upon his death except that any remaining separation payments due to the executive as a result of a change of control or involuntary separation not for cause will be paid to the executive’s beneficiary.

Notwithstanding any other provisions of the LTIP, and except as otherwise provided in an award agreement, if there is a change in control, all stock-based awards granted under the LTIP will immediately vest 100% for each Participant, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. However, no stock-based award granted or made during a period when FNCB is subject to FDIC Part 359 golden parachute requirements will be subject to acceleration of vesting pursuant to the LTIP. In addition, no stock-based awards, whenever granted or made, will vest if the Change in Control occurs during a period when FNCB is subject to FDIC Part 359.

The foregoing narrative regarding payments on a change in control or other termination of employment does not reflect payments that would be provided to each named executive officer under the 401(k) Plan following termination of employment, or under FNCB’s disability or life insurance plan in the event of death or disability, as applicable, on the last business day of the fiscal year ended December 31, 2019 because these plans are generally available to all regular salaried employees.

Inter-Relationship of Elements of Total Compensation and Outcome of 2019 Say-on-Pay Vote

FNCB’s executive compensation philosophy and strategy is intended to be competitive in the marketplace to reward executives for strong performance through multiple compensation vehicles. All of the components are balanced, integrated, and designed to provide a total compensation environment which will enhance the executives’ relationship with FNCB and support the growth of overall shareholder value.

The various elements of the total compensation package are subtly interrelated but are intended to focus the executive on both short-term and long-term performance of FNCB. While there is not a direct relationship between components, if in a given year the Board of Directors or Compensation Committee decides, for purposeful reasons, to “overweight” one component of total compensation (as compared to the market) they may “underweight” another so that total compensation remains competitive.

FNCB provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation, commonly referred to as a say-on-pay vote. At FNCB’s Annual Meeting of Shareholders held in May 2019, approximately 97.7% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of our executive compensation program. The Compensation Committee believes this vote affirms the shareholders’ support of FNCB’s approach to executive compensation; however, the Compensation Committee will continue to oversee the executive compensation programs consistent with objectives set forth herein and consider the outcome of FNCB’s future say-on-pay votes, regulatory changes and best practices in the industry when making future compensation decisions for the named executive officers.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF FNCB’S

NAMED EXECUTIVE OFFICERS

Pursuant to SEC rules, our Board annually asks our shareholders to vote in favor of an advisory proposal to approve the compensation of its named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse FNCB’s executive pay program and policies through a non-binding advisory vote on the following resolution:

“Resolved, that the Shareholders approve the compensation of FNCB’s named executive officers, as disclosed under the heading "Executive Compensation," the compensation tables and any related material contained in this Proxy Statement.”

The vote on this proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

FNCB’s Board of Directors recommends that shareholders vote FOR this proposal to approve, on an advisory basis, the named executive officers’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the disclosures under the heading "Executive Compensation," the compensation tables, and any related information contained in this Proxy Statement. Proxies solicited by the Board of Directors will be voted in favor of PROPOSAL 2 unless shareholders specify otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FNCB and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of FNCB and the Bank and their affiliates on comparable terms and with similar interest rates as those prevailing from time to time for other customers not related to FNCB or the Bank. FNCB’s Code of Business Conduct and Ethics applies to all directors, officers and employees of FNCB and provides guidelines for those covered persons who may have a potential or apparent conflict of interest. Pursuant to the Code, a “conflict of interest” exists any time a covered person’s private interest interferes/conflicts, or even appears to interfere/conflict, in any way with the interests of FNCB and the Bank. Under the Code, if a conflict of interest arises, the Board must act with care to avoid even the appearance that any actions were not in the best interest of FNCB and the Bank.

Board of Directors’ approval is required for FNCB to do business with a company in which a member of the Board of Directors, an officer, an employee or a family member of a director, officer or employee owns, directly or indirectly, an interest. To identify related party transactions, each year, FNCB submits and requires its directors and officers to complete Director and Officer Questionnaires identifying any transaction with FNCB or any of its subsidiaries in which the officer or director or their family members have an interest. The Board of Directors reviews related party transactions due to the potential for a conflict of interest. Each year, FNCB’s directors and executive officers also review our Code.

Additionally, FNCB has further obligations for the review and approval of loans that are made to directors and officers pursuant to Regulation O (Loans to Executive Officers, Directors and Principal Shareholders of Member Banks) and FNCB’s written Loan Policy. Any business dealing, including extensions of credit, between FNCB or the Bank and a director or officer of FNCB or the Bank, or with an affiliate of a director or officer, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business, is required to be approved by a majority of disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of FNCB or the Bank and whether the terms and conditions, including price, are substantially the same as those prevailing at the time for comparable transactions with non-insiders. The responsibility for monitoring compliance with Regulation O rests with the Bank’s Credit Administration Unit and Internal Auditor as required by the Bank’s Loan Policy.

There were no loan transactions originated during 2019 which were required to be reported where such policy and procedures were not followed. Except for those loans described in more detail below, loans to directors, executive officers and their related parties (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to FNCB or Bank and (iii) did not involve more than the normal risk of collection or present other unfavorable features. Each of these transactions was made in compliance with applicable law, including the Exchange Act and the Federal Reserve Board Regulation O.

At December 31, 2018, FNCB had $5.0 million in unsecured subordinated debentures that were due September 1, 2019 (the “Notes”), of which $3.1 million were held by directors and/or their related parties.On January 30, 2019, the Board of Directors approved the acceleration of the final $5.0 million repayment of principal on the Notes. The $5.0 million principal repayment, which was due and payable on September 1, 2019, and outstanding accrued interest for the period December 1, 2018 through February 7, 2019 in the amount of $43 thousand, was paid to Noteholders on February 8, 2019. Quarterly interest payments due on the Notes paid to directors and/or their related parties totaled $141 thousand in 2018 and was recorded to interest expense. Interest accrued and unpaid on the Notes to directors and/or their related parties totaled $12 thousand at December 31, 2018. Principal and interest paid to directors and/or their related parties for this repayment on February 8, 2019 totaled $3.1 million and included: $1.2 million to Louis A. DeNaples; $692 thousand to a family limited partnership of Joseph Coccia; $202 thousand to Joseph L. DeNaples; and $202 thousand to each of the five other children of Dominick L. DeNaples, Director Emeritus and former Chairman of the Board.

In the course of its operations, FNCB acquires goods and services from and transacts business with various companies of related parties. FNCB believes these transactions were made on the same terms as those for comparable transactions with unaffiliated parties. FNCB recorded aggregate payments for these services of $2.4 million in 2019 and $2.5 million in 2018. None of these transactions exceeded $120 thousand, except as described below.

Louis A. DeNaples’ son-in-law and brother-in-law to Louis A. DeNaples, Jr. is a principal owner of an insurance agency that writes insurance for FNCB. The total amount paid by FNCB for insurance premiums was approximately $517 thousand in 2019 and $570 thousand in 2018. Mr. DeNaples’ son-in-law acts as an agent and derives a commission on the placement of insurance coverage. These services were awarded based on the results of a competitive bidding process.

John P. Moses, Esq. is Of Counsel at the law firm of Cozen & O’Connor, which provided legal services to FNCB. In 2018, the total amount paid by FNCB for the services was approximately $233 thousand. In 2019, the total amount paid by FNCB for such services was less than $120 thousand. Mr. Moses does not have any ownership or profit sharing interest in Cozen & O'Connor.

Coccia Ford, Inc., an automobile dealership owned by Joseph Coccia, received approximately $32 thousand in dealer reserve payments and approximately $34 thousand for automobile sales and repairs in 2019. In 2018, Coccia Ford, Inc. received approximately $160 thousand in dealer reserve payments. In addition, FNCB paid approximately $82 thousand in 2019 and approximately $114 thousand in 2018 for vehicle restoration services on repossessed automobiles to a corporation that is 18% owned by Mr. Coccia.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in the Audit Committee Report in this proxy statement, Baker Tilly Virchow Krause, LLP (“Baker Tilly”), an independent registered public accounting firm, audited the consolidated financial statements of FNCB for the year ended December 31, 2019.

FNCB is asking the shareholders to ratify the Audit Committee’s appointment of Baker Tilly as FNCB’s independent registered public accounting firm for the fiscal year ending December 31, 2020. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in FNCB’s and its shareholders’ best interests.

A representative of Baker Tilly is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so, and will also be available to respond to appropriate questions.

Required Vote

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the annual meeting.

Board Recommendation

FNCB’s Board of Directors recommends that shareholders vote FOR this proposal to ratify the appointment of Baker Tilly Virchow Krause, LLP as FNCB’s independent registered public accounting firm for the year ending December 31, 2020. Proxies solicited by the Board will be voted in favor of PROPOSAL 3 unless the shareholder specifies otherwise.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the aggregate fees billed to FNCB by Baker Tilly for services rendered for the fiscal years ended December 31, 2019 and 2018.

Description	2019	2018
Audit fees (1)	$223,000	$264,125
Audit-related fees	-	-
Tax fees	23,680	24,360
All other fees	-	-

_____________________________

(1)

Audit fees include fees billed for professional services rendered for the audit of annual financial statements and review of financial statements included in FNCB’s reports on Form 10-K and Form 10-Q and for services normally provided in connection with statutory and regulatory filings.

(2)	Tax fees include fees billed for tax advisory services.

The Audit Committee has considered whether, and determined that, the provision of services rendered above was compatible with maintaining the independence of Baker Tilly in 2019 and 2018 as the independent registered public accounting firm. The Audit Committee concluded that the independence of the firm was maintained.

Pursuant to the Audit Committee Charter, FNCB is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from its independent registered public accounting firm to the extent required by applicable law. In accordance with this pre-approval policy, the Audit Committee pre-approved all audit and tax services for fiscal years 2019 and 2018.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires FNCB’s officers and directors, and persons who own more than ten percent of a registered class of FNCB’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required to furnish FNCB with copies of all Section 16(a) forms they file.

FNCB reviewed the copies of such reports received and the written representations from the officers, directors and 10% shareholders. Based on this review, FNCB believes that all such filing requirements were met during 2019, except for one Form 4 for the purchase of common stock by James M. Bone, Jr., Mr. Bone's father and Mr. Bone's siblings. Due to an administrative error, Mr. Bone, the Executive Vice President and Chief Financial Officer/Treasurer of FNCB and the Bank, omitted such purchase from his Form 4 filed on February 8, 2019. Mr. Bone subsequently amended such Form 4 on July 11, 2019, upon discovery of the omission, to report the purchase.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the meeting other than as stated in the Notice of Meeting. However, if other matters properly come before the meeting, the shares of common stock represented by the signed proxies will be voted in accordance with the recommendations of the Board of Directors, and authority to do so is included in the proxy.

ADDITIONAL INFORMATION

A copy of FNCB’s annual report to shareholders for its fiscal year ended December 31, 2019, was mailed on April 13, 2020. Any shareholder may obtain additional copies of FNCB’s Annual Report on Form 10-K for the year ended December 31, 2019, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, from FNCB’s website at investors.fncb.com or via email to corporate.secretary@fncb.com. This information may also be obtained by submitting a written request to Joseph Coccia, Secretary, at FNCB’s principal executive offices located at 102 East Drinker Street, Dunmore, Pennsylvania 18512.

In accordance with SEC Rule 14a-3(e)(1), FNCB delivers only one annual report and proxy statement to multiple shareholders sharing an address unless FNCB receives contrary instructions from one or more of the shareholders. This method of delivery is known as “householding.” Upon written or oral request, FNCB will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders can notify FNCB by writing or calling Joseph Coccia, Secretary of FNCB Bancorp, Inc., at 102 E. Drinker Street, Dunmore, PA 18512 or (570) 346-7667 and inform FNCB that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. In addition, if you are receiving multiple copies of FNCB’s annual report or proxy statement, you may request that we deliver only a single copy of annual reports or proxy statements by notifying us at the above address or telephone number.

By Order of the Board of Directors,

/s/Louis A. DeNaples

Louis A. DeNaples,

Chairman of the Board

April 13, 2020

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DURING THE MEETING - Go to www.virtualshareholdermeeting.com/FNCB2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D01474-P34539 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FNCB BANCORP, INC.

The Board of Directors recommends you vote FOR all the nominees listed in proposal 1:

	For All	Withhold All	For All Except
1. To elect four (4) directors to the Board of Directors for terms expiring in 2023 and until their successors are elected;	☐	☐	☐

Nominees for Class A Director Whose Term Will Expire in 2023

01) Gerard A . Champi
02) Louis A. DeNaples
03) Keith W. Eckel
04) Kathleen McCarthy Lambert

Instructions: To withhold authority to vote for any individual nominee(s), mark **"For All Except"** and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR Proposal 2:

	For	Against	Abstain
2. To hold an advisory vote on the compensation of FNCB's named executive officers, referred to as "Say-on-Pay";	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3:

4. In their discretion, the proxyholders are authorized to vote upon such other business properly presented at the Annual Meeting and any adjournment or postponement of the meeting thereof.

	Yes
Please "X" here if you plan to attend the Annual Meeting	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D01475-P34539

FNCB BANCORP, INC.
Annual Meeting of Shareholders
May 13, 2020 2:00 PM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) James M. Bone, Jr., Mary G. Cummings, and Stephanie A. Westington, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FNCB BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM EDT on May 13, 2020, at www.virtualshareholdermeeting.com/FNCB2020 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side